Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

AS OF MARCH 1, 2011

Covenant Transport, Inc., a Tennessee corporation

Southern Refrigerated Transport, Inc., an Arkansas corporation

Star Transportation, Inc., a Tennessee corporation

Covenant Transport Solutions, Inc., a Nevada corporation

Covenant Logistics, Inc., a Nevada corporation

Covenant Asset Management, Inc., a Nevada corporation

CTG Leasing Company, a Nevada corporation

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